RiverSource®
RiverSource® Survivorship Variable Universal Life Insurance
INDIVIDUAL FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY
Issued by:	RiverSource Life Insurance Company (RiverSource Life)
70100 Ameriprise Financial Center Minneapolis, MN 55474 Telephone: 1-800-862-7919 (Service Center) Website address: riversource.com/lifeinsurance RiverSource Variable Life Separate Account
Summary Prospectus for New Investors
[Date]
This Summary Prospectus summarizes key features of the RiverSource Survivorship Variable Universal Life Insurance (SVUL) (the Contract). Before you invest, you should also review the prospectus for the Contract, which contains more information about the Contract’s features, benefits, and risks. You can find this document and other information about the Contract online at ____________________. You can also obtain this information at no cost by calling 1-800-862-7919 or by sending an email request to ameriprise.com/variable annuities.
You may cancel your contract within 10 days of receiving it without paying fees or penalties.
In some states, this cancellation period may be longer. Upon cancellation, you will receive either a full refund of the amount you paid with your application or your total contract value. You should review this prospectus, or consult with your investment professional, for additional information about the specific cancellation terms that apply.
Additional information about certain investment products, including variable annuities, has been prepared by the Securities and Exchange Commission’s staff and is available at Investor.gov.

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2    RiverSource Survivorship Variable Universal Life Insurance — Summary Prospectus

Key Terms
These terms can help you understand details about your policy.
Accumulation Unit: An accounting unit used to calculate the value of the Subaccounts.
Attained Insurance Age: An Insured's Insurance Age plus the number of policy anniversaries since the Policy Date. Attained Insurance Age changes only on a Policy Anniversary.
Beneficiary: The person(s) or entity(ies) designated to receive the death benefit Proceeds.
Cash Surrender Value: Proceeds received if you surrender the policy in full. The Cash Surrender Value equals the Policy Value minus Indebtedness and any applicable Surrender Charges.
Close of Business: The time the New York Stock Exchange (NYSE) closes, 4 p.m. Eastern time unless the NYSE closes earlier.
Code: The Internal Revenue Code of 1986, as amended.
Death Benefit Valuation Date: The date of the last surviving  Insured’s death when death occurs on a Valuation Date. If the last surviving  Insured does not die on a Valuation Date, then the Death Benefit Valuation Date is the next Valuation Date following the date of the last surviving  Insured’s death.
Duration: The number of years a policy is in force. For example, Duration 1 is the first year the policy is in force and Duration 15 is the 15th year the policy is in force.
Fixed Account: The portion of the Policy Value that earns interest at a fixed rate not less than the guaranteed interest rate as shown under Policy Data.
Fixed Account Value: The portion of the Policy Value that you allocate to the Fixed Account, including Indebtedness.
Funds: Mutual funds or portfolios, each with a different investment objective. (See “The Variable Account and the Funds.”) Each of the Subaccounts of the Variable Account invests in a specific one of these Funds.
Good Order: We cannot process your transaction request relating to the policy until we have received the request in Good Order at our Service Center. “Good Order” means the actual receipt of the requested transaction in writing, along with all information, forms and supporting legal documentation necessary to effect the transaction. To be in “Good Order,” your instructions must be sufficiently clear so that we do not need to exercise any discretion to follow such instructions. This information and documentation generally includes your completed request; the policy number; the transaction amount (in dollars); the names of and allocations to and/or from the Subaccounts, the Indexed Accounts and the Fixed Account affected by the requested transaction; Social Security Number or Taxpayer Identification Number; and any other information, forms or supporting documentation that we may require. For certain transactions, at our option, we may require the signature of all policy Owners for the request to be in Good Order. With respect to purchase requests, “Good Order” also generally includes receipt of sufficient payment by us to effect the purchase. We may, in our sole discretion, determine whether any particular transaction request is in Good Order, and we reserve the right to change or waive any Good Order requirements at any time.
Indebtedness: All existing loans on the policy plus interest that has either been accrued or added to the policy loan.
Indexed Account: The portion of the Policy Value that has the ability to earn interest based on a change in the value of one or more designated indexes.
Insurance Age: The age of an Insured, based upon his or her nearest birthday on the date of the application.
Insured: The person(s) whose life(ves) is/are insured by the policy.
Lapse: The policy ends without value and no death benefit is paid.
Monthly Date: The same day each month as the Policy Date. If there is no Monthly Date in a calendar month, the Monthly Date is the first day of the next calendar month.
Net Amount at Risk: A portion of the death benefit equal to the current death benefit divided by the guaranteed interest rate factor shown under Policy Data minus the Policy Value. This is the amount to which we apply cost of insurance rates in determining the monthly cost of insurance.
No-Lapse Guarantee (NLG): A feature of the policy guaranteeing that the policy will remain in force over the No-Lapse Guarantee Period even if the Cash Surrender Value is insufficient to pay the monthly deduction. This feature is in effect as long as certain premium payment requirements are met.
Owner: The entities to which, or individuals to whom, we issue the policy or to whom you subsequently transfer ownership. The Owner is authorized to make changes to the policy and request transactions involving Policy Value. In the prospectus “you” and “your” refer to the Owner.
Policy Anniversary: The same day and month as the Policy Date each year the policy remains in force.
Policy Data: The portion of the policy that includes specific information on your policy regarding your policy’s benefits, amount and duration of guaranteed charges, premium information, and other benefit data applicable to the Insureds.
Policy Date: The date we issue the policy and from which we determine policy anniversaries, policy years and policy months. The Policy Date is shown under Policy Data.

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Policy Value: The sum of the Fixed Account Value plus the Variable Account Value plus the values of the Indexed Account(s).
Proceeds: The amount payable under the policy as follows:
•	Upon death of the last surviving Insured prior to the date the youngest Insured has reached Attained Insurance Age 120, Proceeds will be the death benefit in effect as of the date of the last surviving Insured’s death, minus any Indebtedness.
•	Upon death of the last surviving Insured on or after the youngest Insured has reached Attained Insurance Age 120, Proceeds will be the greater of:
—	the Policy Value on the date of the last surviving Insured’s death minus any Indebtedness on the date of that Insured’s death; or
—	the death benefit at the youngest Insured’s Attained Insurance Age Policy Anniversary minus any partial surrenders and partial surrender fees occurring after the youngest Insured’s Policy Anniversary minus any Indebtedness on the date of the last surviving Insured’s death.
•	On surrender of the policy, the Proceeds will be the Cash Surrender Value.
Pro Rata Basis: Method for allocating amounts to the Fixed Account and to each of the Subaccounts. It is proportional to the value (minus Indebtedness in the Fixed Account) that each bears to the total Policy Value (minus Indebtedness and minus the values of the Indexed Accounts).
Risk Classification: A group of insureds that RiverSource Life expects will have similar mortality experience.
RiverSource Life: In this prospectus, “we,” “us,” “our” and “RiverSource Life” refer to RiverSource Life Insurance Company.
Scheduled Premium: A premium you select at the time of application, of a level amount, at a fixed interval of time.
Service Center: Our department that processes all transaction and service requests for the policies. We consider all transaction and service requests received when they arrive in Good Order at the Service Center. Any transaction or service requests sent or directed to any location other than our Service Center may end up delayed or not processed. Our Service Center address and telephone number are listed on the first page of the prospectus.
Specified Amount: An amount we use to determine the death benefit and the Proceeds payable upon death of the last surviving Insured prior to the youngest Insured’s Attained Insurance Age 120 Policy Anniversary. We show the initial Specified Amount in your policy.
Subaccounts: Each Subaccount is a separate investment division of the Variable Account and invests in a particular portfolio or Fund.
Surrender Charge: A charge we assess against the Policy Value at the time of surrender, or if the policy Lapses, during the first ten years of the policy and for ten years after an increase in coverage.
Valuation Date: Any normal business day, Monday through Friday, on which the New York Stock Exchange (NYSE) is open, up to the time it closes, generally 4:00 PM Eastern Time. At the NYSE close, the next Valuation Date begins. We calculate the Accumulation Unit value of each Subaccount on each Valuation Date. If we receive your transaction request at our Service Center before the Close of Business, we will process your transaction using the Accumulation Unit value we calculate on the Valuation Date we received your transaction request in Good Order. On the other hand, if we receive your transaction request in Good Order at our Service Center at or after the Close of Business, we will process your transaction using the Accumulation Unit value we calculate on the next Valuation Date. If you make a transaction request by telephone (including by fax), you must have completed your transaction by the Close of Business in order for us to process it using the Accumulation Unit value we calculate on that Valuation Date. If you were not able to complete your transaction before the Close of Business for any reason, including telephone service interruptions or delays due to high call volume, we will process your transaction using the Accumulation Unit value we calculate on the next Valuation Date.
Variable Account: RiverSource Variable Life Separate Account consisting of Subaccounts, each of which invests in a particular Fund. The Policy Value in each Subaccount depends on the performance of the particular Fund.
Variable Account Value: The sum of the values that you allocate to the Subaccounts of the Variable Account.

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Key Information Table
Important Information You Should Consider About the Contract
	FEES AND EXPENSES			Location in Statutory Prospectus
Charges for Early Withdrawals	If you surrender your policy for its full Cash Surrender Value, or the policy Lapses, during the first ten years and for ten years after requesting an increase in the Specified Amount, you will incur a surrender charge. The surrender charges are set based on various factors such as the Insureds’ Insurance Ages (or Attained Insurance Ages at the time of a requested increase in the Specified Amount), Risk Classifications, genders and the number of years the policy has been in force (or for the number of years from the effective date of an increase in Specified Amount). The surrender charges are shown under the Policy Data page of your policy.			Fee Tables
Transaction Charges	In addition to surrender charges, you may also incur charges on other transactions, such as a premium expense charge, partial surrender charge, express mail fee, electronic fund transfer fee, and fees imposed when exercising your rights under certain riders and benefits under the policy. If you take a loan against the policy, you will be charged a loan interest rate on any outstanding balance until the loan is paid off.			Fee Tables
Ongoing Fees and Expenses (annual charges)	In addition to surrender charges and transaction charges, an investment in the policy is subject to certain ongoing fees and expenses, including fees and expenses covering the cost of insurance under the policy and the cost of certain optional benefits available under the policy. Such fees and expenses are set based on various factors such as the Insureds’ Risk Classifications, Issue Ages, genders and the number of years the policy is in force. You should review the rates, fees and charges under the Policy Data page of your policy.
	You will also bear expenses associated with the Funds offered under the policy, as shown in the following table:			Fee Tables
	Annual Fee	Minimum	Maximum
	Underlying Fund options (Funds fees and expenses)(1)	0.26%	4.14%
(1) As a percentage of fund assets.
RISKS
Risk of Loss	You can lose money by investing in this policy including loss of principal.			Principal Risks
Not a Short-Term Investment	The policy is a long-term investment that is primarily intended to provide a death benefit that we pay to the Beneficiary upon the last surviving Insured’s death.
The policy is not suitable as a short-term investment and may not be appropriate for an investor who needs ready access to cash.
Your policy has little or no Cash Surrender Value in the early policy years. During early policy years the Cash Surrender Value may be less than the premiums you pay for the policy.
	Your ability to take partial surrenders is limited. You cannot take partial surrenders during the first policy year.			Principal Risks

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	RISKS	Location in Statutory Prospectus
Risks Associated with Investment Options	• You can lose cash value due to adverse investment experience. There is no minimum guaranteed cash value under the Subaccounts of the Variable Account.
• If the death benefit is option 2, the death benefit could decrease from the death benefit on the previous Valuation Date due to adverse investment experience.
• Your policy could Lapse due to adverse investment experience if the No-Lapse Guarantee is not in effect and you do not pay the premiums needed to maintain coverage.
• Each investment option (including the Fixed Account and the Indexed Accounts) has its own unique risks.
	• You should review the investment options before making an investment decision.	Principal Risks The Variable Account and the Funds
Insurance Company Risks	An investment in the policy is subject to the risks related to us. Any obligations (including under the Fixed Account and the Indexed Accounts) or guarantees and benefits of the policy that exceed the assets of the Variable Account are subject to our claims-paying ability. If we experience financial distress, we may not be able to meet our obligations to you. More information about RiverSource Life, including our financial strength ratings, is available by contacting us at 1-800-862-7919.
	Additional information regarding the financial strength of RiverSource Life can be accessed at: strengthandsoundness.com.	Principal Risks The General Account
Policy Lapse	Insufficient premium payments, fees and expenses, poor investment performance, full and partial surrenders, and unpaid loans or loan interest may cause the policy to Lapse. There is a cost associated with reinstating a Lapsed policy. Death benefits will not be paid if the policy has Lapsed.	Keeping the Policy in Force
RESTRICTIONS
Investment Options	• We reserve any right to limit transfers of value from a Subaccount to one or more Subaccounts or to the Fixed Account to five per policy year, and we may suspend or modify this transfer privilege at any time with any necessary approval of the Securities and Exchange Commission.
• Your transfers among the Subaccounts are subject to policies designed to deter market timing.
• The minimum transfer amount from an investment option is $50, if automated, and $250 by mail or telephone.
• On the youngest Insured’s Attained Insurance Age 120 anniversary, any Policy Value in the Subaccounts will be transferred to the Fixed Account and may not be transferred to any Indexed Account.
• You may only transfer between Subaccounts and the Fixed Account on a Policy Anniversary, unless you automate such transfers.
• Restrictions into and out of the Indexed Accounts apply.
• We reserve the right to close, merge or substitute Funds as investment options. We also reserve the right, upon notification to you, to close or restrict any Funds. We will obtain any necessary approval of the Securities and Exchange Commission.
	• We generally limit premium payments in excess of $1,000,000.	Transfers Among the Fixed Account, Indexed Accounts and Subaccounts Substitution of Investments Optional Benefits — Investment Allocation Restrictions for Certain Benefit Riders
Optional Benefits	• Certain restrictions and limitations apply under the policy’s optional benefits. • Certain optional benefits are only available at policy issuance.	Additional Information About Standard Benefits (Other than Standard Benefits)

6    RiverSource Survivorship Variable Universal Life Insurance — Summary Prospectus

	TAXES	Location in Statutory Prospectus
Tax Implications	• You should consult with a tax professional to determine the tax implications of an investment in and payments received under the policy.
	• If your policy is a modified endowment contract, you may have to pay a tax penalty if you take a withdrawal before age 59½.	Taxes
CONFLICTS OF INTEREST
Investment Professional Compensation	In general, we pay selling firms and their sales representatives’ compensation for selling the policy.
	In addition to commissions, we may, in order to promote sales of the policies, pay or provide selling firms with other promotional incentives in cash, credit or other compensation. These promotional incentives or reimbursements may be calculated as a percentage of the selling firm’s aggregate, net or anticipated sales and/or total assets attributable to sales of the policy, and/or may be a fixed dollar amount. Selling firms and their sales representatives may have a financial incentive to recommend the policy over another investment.	Distribution of the Policy
Exchanges	If you already own an insurance policy, some financial representatives may have a financial incentive to offer you a new policy in place of one you already own. You should only exchange an existing policy if you determine, after comparing the features, fees and risks of both policies, that it is better for you to purchase the new policy rather than continue to own your existing policy.	For additional information, see 1035 exchanges under Other Tax Considerations

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Contract Overview
Overview of the Policy
Purpose
The purpose of the policy is to provide life insurance protection on the life of the Insured and to potentially build Policy Value. The policy is a long-term investment that provides a death benefit that we pay to the Beneficiary upon the Insured’s death. This policy may be appropriate for you if you have a long investment time horizon and the policy’s terms and conditions are consistent with your financial goals. It is not intended for people whose liquidity needs require early or frequent withdrawals or for people who intend to frequently trade in the policy’s variable investment options.
We pay death benefit proceeds to the chosen Beneficiary when the Insured person under the policy dies. You tell us how much life insurance coverage you want. We call this the “Specified Amount” of insurance. Death benefit proceeds may be increased by any additional death benefit rider you have elected, and will be decreased by any outstanding policy loans and loan interest.
Premiums
In applying for your policy, you decide how much you intend to pay and how often you will make any additional payments.
The policy also includes a No-Lapse Guarantee benefit, which, subject to certain requirements being met, guarantees the policy will remain in force even if the Cash Surrender Value is insufficient to pay the monthly deduction.
You will choose a Scheduled Premium at the time of application. The Scheduled Premium serves only as an indication of your intent as to the frequency and amount of future premium payments. You may skip Scheduled Premium payments at any time if your Cash Surrender Value is sufficient to pay the monthly deduction or if you have paid sufficient premiums to keep the No-Lapse Guarantee rider in effect.
You may also make unscheduled premium payments at any time and in any amount of at least $25.
We reserve the right to limit the number and amount of unscheduled premium payments. No premium payments, scheduled or unscheduled, are allowed on or after the youngest Insured’s Attained Insurance Age 120.
Your policy may Lapse if you do not pay the premiums needed to maintain coverage. In that case, we will not pay a death benefit.
Allocation of Premiums
Until the Policy Date, we hold premiums, if any, in the Fixed Account and we credit interest on any Net Premiums at the current Fixed Account rate. As of the Policy Date, we will allocate the Net Premiums plus accrued interest to the accounts you have selected in your application. At that time, we will begin to assess the monthly deduction and other charges.
You may direct your Net Premiums or transfers to:
•	A Fixed Account,
•	Indexed Accounts, or
•	Subaccounts that invest in underlying Funds.
A complete list of underlying Funds available under the policy can be found at the back of this document.
Policy Features
•	Flexibility. The policy is designed to be flexible. While the Insureds are living, you, as the Owner of the policy, may exercise all of the rights and options described in the policy. You may, within limits, (1) change the amount of insurance, (2) borrow or withdraw amounts you have invested, (3) choose when and how much you invest, (4) choose whether your Policy Value or premium will be added to the Specified Amount when determining proceeds payable to the Beneficiary upon the Insureds’ death, and (5) add or delete certain other optional benefits that we make available by rider to your policy, as permitted.
•	Accessing Your Money. At any time while the policy is in force, you may fully surrender your policy in return for its Cash Surrender Value. A full surrender will terminate your policy and it cannot be reinstated. At any time after the first policy year, you may partially surrender your policy’s Cash Surrender Value. A partial surrender must be at least $500. Partial surrenders will also reduce your Policy Value and death benefit and will increase your risk of Lapse. Both full and partial surrenders may be subject to Surrender Charges and partial surrenders are subject to surrender processing fees, and may have adverse tax consequences.
•	Death Benefit Options. You must choose between death benefit Option 1, Option 2 or Option 3 at the time of your application. After choosing a death benefit option, you may change it at any time before the policy’s maturity date.
•	Death Benefit Option 1: Provides for a death benefit that is equal to the greater of (a) the Specified Amount and (b) a percentage of Policy Value.
•	Death Benefit Option 2: Provides for a death benefit that is equal to the greater of (a) the Specified Amount plus the Policy Value and (b)a percentage of Policy Value.
•	Death Benefit Option 3: Provides for a death benefit that is equal to the greater of (a) the lesser of (i) the Specified Amount plus premiums paid, less partial surrenders and any partial surrender fees, or (ii) the Death Benefit Option 3 Limit shown in your Policy Data pages; and (b) a percentage of Policy Value.
•	Loans. You may take a loan from your policy at any time. The maximum loan amount you may take is equal to 90% of your Policy Value minus Surrender

8    RiverSource Survivorship Variable Universal Life Insurance — Summary Prospectus

Charges. The minimum loan you may take is $500. When you take a loan, we remove from your investment options an amount equal to your loan and hold that part of your Policy Value in the Fixed Account as loan collateral. We charge interest on your loan. The loan collateral does not participate in the investment performance of the Subaccounts, nor does it receive indexed interest. Taking a loan may have adverse tax consequences, will reduce the death benefit, and will increase your risk of Lapse.
•	Tax Treatment. The policy is designed to afford the tax treatment normally accorded life insurance policies under federal tax law. Generally, under federal tax law, the death benefit under a qualifying life insurance policy is excludable from the gross income of the Beneficiary. In addition, under a qualifying life insurance policy, cash value builds up on a tax deferred basis and transfers of cash value among the available investment options under the policy may be made income tax free. The tax treatment of policy loans and distributions may vary depending on whether the policy is a modified endowment contract. Neither distributions nor loans from a policy that is not a modified endowment contract are subject to the 10% penalty tax.
•	Optional Benefit Riders: The policy offers additional benefits, or “riders,” that provide you with supplemental benefits under the policy at an additional cost. These riders, which are only available at policy issue, include:
•	Riders that help prevent your policy from Lapsing (i.e., Overloan Protection Benefit).
•	Rider that provides a partial waiver of the Surrender Charge upon a full surrender (i.e., Accounting Value Increase Rider).
•	Policy Split Option Rider that permits a policy to be split into two individual permanent plans of life insurance then offered by us for exchange (i.e., Policy Split Option Rider).
•	Rider that provides an additional, pre-set death benefit if the last surviving Insured dies during the first four years of a policy (i.e., Four-Year Term Rider).
•	Additional “Standard” Riders, Features and Services. Additional riders, features and services under the policy are summarized below. There are no additional charges associated with these features and services.
•	Automated Transfers. This feature allows you to automatically transfer Policy Value from either a Subaccount or the Fixed Account to one or more Subaccounts on a regular basis. Via automated transfers you can take advantage of a dollar cost averaging strategy where you invest in one or more Subaccounts on a regular basis, for example monthly, instead of investing a large amount at one point in time. This systematic approach can help you benefit from fluctuations in Accumulation Unit values caused by the fluctuations in the value of the underlying Fund.
•	Asset Rebalancing. The automatic rebalancing feature automatically rebalances your Policy Value in the Subaccounts to correspond to your premium allocation designation. Asset rebalancing does not count towards the number of free transfers per Policy year.
•	No-Lapse Guarantee. Guarantees the policy will remain in force over the No-Lapse Guarantee Period even if the Cash Surrender Value is insufficient to pay the monthly deduction. This feature is in effect so long as certain premium payment requirements are met.
•	Riders that help prevent your policy from Lapsing (i.e., Overloan Protection Benefit).
•	Policy Value Credit. We may periodically apply a credit to your Policy Value.

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Standard Death Benefits
We will pay a benefit to the Beneficiary of the policy when the last surviving Insured dies. The amount payable is the death benefit amount minus any Indebtedness as of the Death Benefit Valuation Date.
Option 1 (level amount): Under the Option 1 death benefit, if death is prior to the youngest Insured’s Attained Insurance Age 120, the death benefit amount is the greater of the following as determined on the Death Benefit Valuation Date:
•	the Specified Amount; or
•	a percentage of the Policy Value. The percentage is designed to ensure that the policy meets the provisions of federal tax law, which require a minimum death benefit in relation to Policy Value for your policy to qualify as life insurance.
Option 2 (variable amount): Under the Option 2 death benefit, if death is prior to the youngest Insured’s
Attained Insurance Age 120, the death benefit amount is the greater of the following as determined on the Death Benefit Valuation Date:
•	the Policy Value plus the Specified Amount; or
•	a percentage of Policy Value. The percentage is designed to ensure that the policy meets the provisions of federal tax law, which require a minimum death benefit in relation to Policy Value for your policy to qualify as life insurance.
Option 3 (return of premium, subject to a limit): Under the Option 3 death benefit, if death is prior to or on the youngest Insured’s Attained Insurance Age 120, the death benefit amount is the greater of the following as determined on the Death Benefit Valuation Date:
1.	the lesser of:
•	the Specified Amount plus premiums paid, less partial surrenders and any partial surrender fees; or
•	the Death Benefit Option 3 Limit shown under Policy Data; or
2.	a percentage of the Policy Value. The percentage is designed to ensure the policy meets the provisions of federal tax law, which require a minimum death benefit in relation to the Policy Value for your policy to qualify as life insurance.

Example	Option 1	Option 2	Option 3
Specified Amount	$100,000	$100,000	$100,000
Policy Value	$ 5,000	$ 5,000	$ 5,000
Premiums paid	$ 4,000	$ 4,000	$ 4,000
Death benefit	$100,000	$105,000	$104,000
Policy Value increases to	$ 8,000	$ 8,000	$ 8,000
Death benefit	$100,000	$108,000	$104,000
Policy Value decreases to	$ 3,000	$ 3,000	$ 3,000
Death benefit	$100,000	$103,000	$104,000
If you want to have premium payments reflected in the form of an increasing death benefit, subject to a limit, you should consider Option 3. If you want your death benefit to include the policy Specified Amount and Policy Value, you should consider Option 2. If you are satisfied with the Specified Amount of insurance protection and prefer to have premium payments and favorable investment performance reflected to the maximum extent in the Policy Value, you should consider Option 1. Under Option 1, the cost of insurance is lower because our Net Amount at Risk is generally lower; for this reason, the monthly deduction is less and a larger portion of your premiums and investment returns is retained in the Policy Value.
Under all death benefit options, if death is on or after the youngest Insured’s
Attained Insurance Age 120 anniversary, the death benefit amount will be the greater of:
Increases: If you increase the Specified Amount, we may require additional evidence of insurability that is satisfactory to us.
The effective date of the increase will be the monthly anniversary on or next following our approval of the increase. The increase may not be less than $10,000 and we will not permit an increase after the youngest Insured’s Attained Insurance Age 85. We will have two years from the effective date of an increase in Specified Amount to contest the truth of statements or representations in the application for the increase in Specified Amount. If the last surviving Insured commits suicide within two years from the effective date of any increase in Specified Amount which requires proof of insurability, the amount payable by us with respect to the increased coverage will be limited to the monthly deductions for such additional Specified Amount.
An increase in the Specified Amount will have the following effect on policy costs:
•	Your monthly deduction will increase because the cost of insurance charge depends upon the Specified Amount.

10    RiverSource Survivorship Variable Universal Life Insurance — Summary Prospectus

•	Charges for certain optional insurance benefits may increase.
•	The NLG premiums will increase.
•	The administrative charge will increase.
•	The Surrender Charge will increase. A new schedule of Surrender Charges will apply to the amount of any increase in the Specified Amount.
At the time of the increase in Specified Amount, the Cash Surrender Value of your policy must be sufficient to pay the monthly deduction on the next Monthly Date. The increased Surrender Charge will reduce the Cash Surrender Value. If the remaining Cash Surrender Value is not sufficient to cover the monthly deduction, we will require you to pay additional premiums within the 61-day grace period. If you do not, the policy will Lapse unless the NLG is in effect.
Decreases: After the first policy year, you may decrease the Specified Amount subject to all the following limitations:
•	Only one decrease per policy year is allowed.
•	We reserve the right to limit any decrease to the extent necessary to qualify the policy as life insurance under the Code.
•	After the decrease, the Specified Amount may not be less than the minimum amount shown in the policy. The minimum amounts shown in the policy are:
•	In policy years 2-5, the Specified Amount remaining after the decrease may not be less than 75% of the initial Specified Amount.
•	In policy years 6 -10, the Specified Amount remaining after the decrease may not be less than 50% of the initial Specified Amount.
•	In policy years 11-15, the Specified Amount remaining after the decrease may not be less than 25% of the initial Specified Amount.
•	In policy years 16+, the Specified Amount remaining after the decrease must be at least $1,000.
The effective date of any decrease in Specified Amount is the Monthly Date on or next following the date we receive your request.
No Surrender Charge is imposed when you request a decrease in the Specified Amount.
Each increase in Specified Amount is treated as a new policy for purposes of applying the limitations on decreases. Thus, the first policy year for an increase is measured from the effective date of the increase.
Example
This example assumes an initial Specified Amount of $100,000. In policy year 6, you increase the initial Specified Amount by $100,000. The current Specified Amount after this increase is $200,000. In policy year 10 (and 4 policy years after the effective date of the increase), you request a $125,000 decrease in the current Specified Amount. The maximum decrease permitted under these assumptions is limited to $75,000, and the Specified Amount after this decrease is $125,000, computed as follows:
Maximum reduction in initial Specified Amount in policy year 10:	$100,000 X .50 =	$ 50,000
Maximum reduction in increase in Specified Amount during the fourth policy year of increase:	$100,000 X .25 =	+25,000
Maximum permitted reduction in current Specified Amount:		$ 75,000
Current Specified Amount before reduction:		$ 200,000
Minus maximum permitted reduction in current Specified Amount:		–75,000
Specified Amount after reduction		$ 125,000
A decrease in Specified Amount will affect your costs as follows:
•	Your monthly deduction will decrease because the cost of insurance charge depends upon the Specified Amount.
•	Charges for certain optional insurance benefits may decrease.
•	The NLG premiums will decrease.
•	The administrative charge will not change.
•	The Surrender Charge will not change.
We will deduct decreases in the Specified Amount from the current Specified Amount in this order:
•	First from the initial Specified Amount when the policy was issued, and
•	Then from the increases successively following the initial Specified Amount.
This procedure may affect the cost of insurance if we have applied different Risk Classifications to the current Specified Amount.
•	the death benefit on the youngest Insured’s Attained Insurance Age 120 anniversary, minus any partial surrenders and partial surrender fees occurring after the youngest Insured’s Attained Insurance Age 120 anniversary; or
•	the Policy Value on the date of death of the last surviving insured.
Subject to certain limitations, you may make a written request to increase or decrease the Specified Amount.

RiverSource Survivorship Variable Universal Life Insurance — Summary Prospectus    11

Other Benefits Available Under the Contract
In addition to the standard death benefit(s) associated with your contract, other standard and/or optional benefits may also be available to you. The following table summarize information about those benefits. Information about the fees associated with each benefit included in the table may be found in the Fee Table.
Name	Purpose	Is the Benefit Standard or Optional	Brief Description of Restrictions / Limitations
Four-Year Term Insurance Rider (FYT)	FYT provides a Specified Amount of insurance. The FYT death benefit is paid if both Insureds die during the first four policy years.	Optional	• FYT is only available at issue. • FYT automatically terminates on the four-year Policy Anniversary of the policy. • FYT is not available if either Insured is uninsurable.
Policy Split Option Rider (PSO)	PSO permits a policy to be split into two individual permanent plans of life insurance then offered by us for exchange, one on the life of each Insured.	Optional	• PSO is only available at issue.
• PSO is not available for Insureds in certain Risk Classifications.
• Both Insureds must be between Insurance Ages 20 - 75.
• If the policy and this rider are still in force at the oldest Insureds’ 80th insurance anniversary, this rider will automatically terminate.
Overloan Protection Benefit (OPB)	Protects the policy from Lapsing as a result of the loan balance exceeding the Policy Value when certain conditions are met.	Standard	• OPB can only be exercised if the death benefit option 1 is in effect.
• The policy must be in force for at least 15 years before the OPB can be exercised.
• The policy may not be in the grace period to exercise the OPB.
Accounting Value Increase Rider (AVIR)	If the policy is fully surrendered while the policy is in force and prior to the expiration date of the rider, we will waive a portion of the Surrender Charge.	Optional	• This rider is available at time of application only with small business owners.
• The waiver does not apply to any Surrender Charge due to increases in Specified Amount, or to partial surrenders.
• Surrender Charges will not be waived if the policy is being surrendered in exchange for a new insurance policy or contract.
Additional Information About Optional Benefits
When you purchase your policy, you may add any available optional benefits to your policy in the form of riders for an additional charge (unless otherwise noted).
Four-Year Term Insurance Rider (FYT): The four-year term insurance rider provides a pre-specified death benefit to the Beneficiary if the last surviving Insured dies during the first four years of the policy. The rider automatically terminates on the policy’s four-year Policy Anniversary. The purpose of this rider is to cover the additional estate taxes that could become due if the policy is transferred to an irrevocable trust or to a third party within three years of purchase. The rider is not available if either Insured is uninsurable. The minimum rider death benefit available is $50,000. The maximum rider death benefit available is 1.22 times the sum of the base policy Specified Amount. The rider Specified Amount can be decreased (not below $50,000) once per year or dropped from the policy after issue, but the rider amount cannot be increased or a rider added once the policy has been issued. If the base policy Specified Amount is decreased at any time, or a change in death benefit option from 1 to 2 is made where the base policy Specified Amount is reduced, the rider Specified Amount will also be decreased so that it does not exceed 1.22 times the base policy Specified Amount. If a change in death benefit option 2 to 1 is made, and the base policy Specified Amount is increased, the rider Specified Amount will not be increased. If the PSO is exercised, the FYT will terminate. The FYT cannot be split or carried over to the new policies.
The FYT will terminate on the earliest of the following:
1.	The month and date on or next following receipt of your written request for coverage to end; or

12    RiverSource Survivorship Variable Universal Life Insurance — Summary Prospectus

2.	The four-year Policy Anniversary, as shown under Policy Data; or
3.	The date the policy terminates.
Policy Split Option Rider (PSO): The policy split option provides for the split of the policy into two individual plans of insurance, one on the life of each Insured, upon the occurrence of any of the following events:
1.	divorce of the Insureds; or
2.	the federal tax law is changed resulting in removal of the unlimited marital deduction or reduces by at least 50% the level of the estate taxes payable on death; or
3.	there is a dissolution of a business partnership between the Insureds; or
4.	there is a dissolution of a business conducted or owned by the Insureds.
Both Insureds must be living at the time of the policy split. The policy split must be exercised no sooner than six months after a divorce and no later than one year after the divorce; within one year after an estate tax law change; or within six months of the dissolution of the business or partnership.
If the split is exercised, the initial Specified Amount on each new policy will be 50% of the Specified Amount of the split policy, minus 50% of any Indebtedness. The new policies will be individual permanent life insurance products we are issuing at the time of the split. The Policy Value minus any Indebtedness will be split between the new policies. The new policies’ rates will be based on each Insured’s Attained Insurance Age and the Insureds’ Risk Classifications in the old policies.
The PSO automatically terminates at the oldest Insured’s Attained Insurance Age 80. The PSO may terminate earlier at the request of the policy owner, death of one of the Insureds, or when the policy is split.
Accounting Value Increase Rider (AVIR). If the policy is fully surrendered while the rider is in force and prior to the expiration date of the rider, we will waive a portion of the Surrender Charge.
Please note the following about AVIR:
•	The amount waived is a percentage of the Surrender Charge that would apply to the initial Specified Amount.
•	The waiver does not apply to any Surrender Charge due to increases in Specified Amount, or to partial surrenders.
•	Surrender Charges will not be waived if the policy is being surrendered in exchange for a new insurance policy or contract.
Additional Information About Standard Benefits (Other than Standard Death Benefits)
In addition to the standard death benefits, other standard benefits are included with your policy at no additional cost, as described further below.
Automated Transfers, Automated Dollar-Cost Averaging, Asset Rebalancing. For information about these automatic transfer programs, please see the corresponding headings under “Transfers among the Fixed Accounts, Indexed Accounts and Subaccounts.”
Policy Value Credit. We may periodically apply a policy value credit to your Policy Value. The requirements that must be met to receive any policy value credit are shown under Policy Data section of the policy. The amount of the policy value credit is determined by multiplying the policy value credit percentage times the Policy Value minus any Indebtedness at the time the calculation is made. We reserve the right to calculate and apply any policy value credit annually, quarterly or monthly.
Any policy value credit will be allocated according to your premium allocation percentages in effect. Any policy value credit is nonforfeitable, except indirectly due to any applicable Surrender Charge.
We reserve the right to change the policy value credit percentage based on our expectations of future investment earnings, persistency, expenses, and/or federal and state tax assumptions. However, it will never be less than zero.
Overloan Protection Benefit (OPB). The overloan protection benefit prevents the policy from Lapsing due to the loan balance exceeding Policy Value. The OPB is included with new policies. The feature may be exercised by the policy Owner when all of the following conditions are met:
•	The policy has been in force for at least 15 years; and
•	The youngest Insured’s Attained Insurance Age is at least 75 but not greater than 95; and
•	Policy Indebtedness must be greater than the Specified Amount and greater than or equal to the Indebtedness percentage shown under Policy Data; and
•	The Cash Surrender Value is sufficient to pay the exercise charge; and
•	The death benefit option in effect is option 1; and
•	The policy has not yet entered the grace period; and
•	The policy is not a modified endowment contract, as defined by Section 7702A of the Internal Revenue Code, and exercising the benefit does not cause the policy to become a modified endowment contract; and

RiverSource Survivorship Variable Universal Life Insurance — Summary Prospectus    13

•	No current or future distributions will be required from the policy to maintain its qualification for treatment as a life insurance policy under the Internal Revenue Code; and
•	The sum of partial surrenders taken to date are greater than or equal to the amount that can be withdrawn from the policy without creating adverse tax consequences.
If all of the above conditions have been met, the policy owner may submit a written request to exercise the benefit to prevent the policy from entering the grace period. The benefit will become effective on the next monthly anniversary following receipt of request. Exercising the benefit is irrevocable.
A onetime charge to exercise the benefit will be deducted from Policy Value. The charge is a percentage of the Policy Value that will not exceed the maximum exercise charge of 3%.
Once the OPB has been exercised, the following changes to the base policy will occur:
1.	Premium payments are no longer accepted; however, loan repayments will be accepted.
2.	Monthly deductions will no longer be taken.
3.	Partial surrenders will no longer be available.
4.	Additional loans will no longer be available.
5.	Any outstanding loan will remain and interest will be charged at the current loan interest rate as shown under Policy Data.
6.	The NLG will no longer be in effect and cannot be reinstated.
7.	The death benefit option cannot be changed.
8.	Changes to the Specified Amount will no longer be allowed.
9.	Any riders attached to the policy will terminate.
Once the benefit has been exercised, the death benefit will be the applicable percentage from the Death Benefit Percentage Table as shown under Policy Data, multiplied by Policy Value or Indebtedness, whichever is greater. The OPB will terminate upon termination of the policy. If the policy terminates and is later reinstated, the OPB will also be reinstated with the policy. When the OPB available to exercise, a notification will be sent to the policy owner. Once the benefit is exercised, a notification listing the changes to the policy will be sent to the policy owner.
Exchange for a Fixed Benefit Policy. For two years after the policy is issued, we may allow you to exchange your policy for a life insurance policy with benefits that do not vary with the investment experience of the Subaccounts (“Fixed Benefit Policy”). This is accomplished by a transfer of all of the value in the Subaccounts to the Fixed Account and/or Indexed Account(s) without charge. The rules for transferring from the Subaccounts to the Fixed Account following a Fixed Account to Subaccount transfer will be waived only once.
Depending on the timing and the individual circumstances surrounding the exchange, the Fixed Benefit Policy will be on the life of the same Insureds and at the time of the exchange will have the same Policy Date and issue ages and a death benefit at least as great as the initial death benefit of your policy (assuming no decrease in Specified Amount prior to the exchange). The exchange may be subject to an equitable cash adjustment, which will recognize the investment performance of the policy through the effective date of the exchange and may have tax consequences. An exchange will be effective when we receive a written request in Good Order.
Example:
John Doe lives in California and is the Owner and Insured of a variable universal life insurance policy. Twelve months after the policy is issued, John decides he would rather own a policy that is not subject to the investment experience of the Funds in which the Variable Account divisions that support his policy invest, and would rather own a policy that earns a fixed rate of interest. Subject to the company’s requirements, John has up to twelve more months to exchange his variable policy for a fixed policy without the company requiring evidence of insurability.
Changes to the Policies
We reserve the right to do any of the following:
•	make any changes necessary to maintain the status of the policy as life insurance under the Code;
•	make other changes required under federal or state law relating to life insurance;
•	suspend or discontinue sale of the policies; and
•	comply with applicable law.
We will give you any required notice and receive any regulatory approval before we make any of these changes.

14    RiverSource Survivorship Variable Universal Life Insurance — Summary Prospectus

Buying the Contract/Premiums
Payment of premiums: In applying for your policy you decide how much you intend to pay and how often you will make payments. During the first several policy years until the Policy Value is sufficient to cover the Surrender Charge, you will need to pay the required premium to keep the NLG in effect in order to keep the policy in force.  The Scheduled Premium serves only as an indication of your intent as to the frequency and amount of future premium payments. You may skip Scheduled Premium payments at any time if your Cash Surrender Value is sufficient to pay the monthly deduction or if you have paid sufficient premiums to keep the NLG in effect.
To determine the amount of Scheduled Premium, you may consider a number of factors including, but not limited to:
•	the Specified Amount;
•	the Insureds’ genders;
•	the Insureds’ issue ages;
•	the Insureds’ Risk Classifications;
•	premium frequency; and
•	the death benefit option.
You may schedule payments annually, semiannually or quarterly. (We must approve payment at any other interval.) We show this premium schedule in your policy. You may also pay premiums by bank authorization on a monthly or quarterly basis under our current company practice. We reserve the right to change this practice.
The Scheduled Premium serves only as an indication of your intent as to the frequency and amount of future premium payments. You may skip Scheduled Premium payments at any time if your Cash Surrender Value is sufficient to pay the monthly deduction or if you have paid sufficient premiums to keep the NLG in effect.
You may also change the amount and frequency of Scheduled Premium payments by written request. We reserve the right to limit the amount of such changes. Any change in the premium amount is subject to applicable tax laws and regulations.
Although you have flexibility in paying premiums, the amount and frequency of your payments will affect the Policy Value, Cash Surrender Value and length of time your policy will remain in force, as well as affect whether the NLG remains in effect.
Premium limitations: You may make unscheduled premium payments at any time and in any amount of at least $25. We reserve the right to limit the number and amount of unscheduled premium payments. No premium payments, scheduled or unscheduled, are allowed on or after the youngest Insured’s Attained Insurance Age 120.
Allocation of premiums: We will hold any premiums received prior to the Policy Date. As of the Policy Date, we will allocate the Net Premiums to the accounts you have selected in your application. At that time, we will begin to assess the monthly deduction and other charges.
On the Insured’s Attained Insurance Age 119 anniversary, the premium allocation percentages will be set to allocate all premium and loan repayments to the Fixed Account, and may not be changed.
Additional premiums: We credit additional premiums you make to your accounts on the Valuation Date we receive them. If we receive an additional premium at our Service Center before the Close of Business, we will credit any portion of that premium allocated to the Subaccounts using the Accumulation Unit value we calculate on the Valuation Date we received the premium. If we receive an additional premium at our Service Center at or after the Close of Business, we will credit any portion of that premium allocated to the Subaccounts using the Accumulation Unit value we calculate on the next Valuation Date after we received the premium.

RiverSource Survivorship Variable Universal Life Insurance — Summary Prospectus    15

How Your Contract Can Lapse
Grace Period
If on a Monthly Date the Cash Surrender Value of your policy is less than the amount needed to pay the next monthly deduction and the NLG is not in effect, the policy will enter the grace period and you will have 61 days to pay the required premium amount. If you do not pay the required premium, the policy will Lapse.
Approximately 15 days after the grace period begins, we will mail a notice to your last known address, requesting a payment sufficient to cover any past due premiums, any premiums falling due during the grace period, and the next scheduled monthly deduction. If we receive this premium before the end of the 61-day grace period, we will use the payment to cover all monthly deductions and any other charges then due. We will add any remaining balance to the Policy Value and allocate it in the same manner as other premium payments.  If the youngest Insured dies during the grace period, we will deduct any overdue monthly deductions from the death benefit.
Your policy may be reinstated within three years after it Lapses, unless you surrendered it for cash. To reinstate, we will require:
•	a written request;
•	evidence satisfactory to us that both Insureds (or the last surviving Insured) remain insurable and due proof that the first death occurred before the date of Lapse;
•	payment of the premium we specify; and
•	payment or reinstatement of any Indebtedness.
The effective date of a reinstated policy will be the Monthly Date on or next following the day we accept your application for reinstatement. The suicide period (see “Proceeds Payable Upon Death”) will apply from the effective date of reinstatement. Surrender Charges will also be reinstated.
We will have two years from the effective date of reinstatement to contest the truth of statements or representations in the reinstatement application.

16    RiverSource Survivorship Variable Universal Life Insurance — Summary Prospectus

Surrenders & Withdrawals
You may cancel the policy while it is in force and receive its Cash Surrender Value or take a partial surrender out of your policy. The Cash Surrender Value is the Policy Value minus Indebtedness minus any applicable Surrender Charges. If you surrender your policy, you receive its Cash Surrender Value, which is the Policy Value minus outstanding Indebtedness and applicable Surrender Charges. (See “Loads, Fees and Charges.”)
Surrender Charges affect the surrender value, which is a measure we use to determine whether your policy will enter a grace period (and possibly Lapse, which may have adverse tax consequences, see “Tax Risk”).
A partial surrender will reduce the Policy Value and the death benefit and may terminate the NLG. Additionally, for Option 1 policies, a partial surrender will reduce the Specified Amount. Partial surrenders are available within certain limits for a fee. After the first policy year, you may take a partial surrender of any amount from $500 up to 90% of the policy’s Cash Surrender Value. Partial surrenders by telephone are limited to $100,000, provided that surrender Proceeds are sent to your address of record. Unless you specify otherwise, we will make partial surrenders from the Fixed Account and Subaccounts on a Pro Rata Basis. When the Fixed Account, minus any Indebtedness, and the Subaccounts are exhausted, the partial surrender will be made from the Indexed Accounts. See “Order of Deductions from Policy Value” for further discussion.
Surrender Charges apply to this policy for the first ten years. Surrender Charges can significantly reduce Policy Values. Poor investment performance can also significantly reduce Policy Values. During early policy years the Cash Surrender Value may be less than the premiums you pay for the policy.
If your policy Lapses or is fully surrendered with an outstanding policy loan, you may experience a significant tax cost.
•	You will be taxed on any earnings in the policy. Generally, a policy has earnings to the extent the cash value plus any outstanding loans exceeds the investment in the contract.
•	For non-MEC policies, it could be the case that a policy with a relatively small existing cash value could have significant as yet untaxed earnings that will be taxed upon Lapse or surrender of the policy.
•	For MEC policies, earnings are the remaining earnings (any earnings that have not been previously taxed) in the policy, which could be a significant amount depending on the policy.
You may take a full or a partial surrender by written request. We may, but are not required to, accept a full or partial surrender request from you by phone. (See “Two Ways to Request a Transfer, Loan or Surrender” for address and telephone numbers for your requests.) We will process your surrender request on the Valuation Date we receive it. If we receive your surrender request at our Service Center in Good Order before the Close of Business, we will process your surrender using the Accumulation Unit value we calculate on the Valuation Date we received your surrender request. If we receive your surrender request at our Service Center in Good Order at or after the Close of Business, we will process your surrender using the Accumulation Unit value we calculate on the next Valuation Date after we received your surrender request. We may require you to return your policy. Generally, we will process your payment within seven days (for exceptions — see “Deferral of Payments” under “Payment of Policy Loans, Surrenders and Death Benefit Proceeds”). We will mail surrender payments to you by regular mail. If you request express mail delivery, we will charge a fee. You may also request that payment be wired to your bank. We will charge a fee if you request an electronic funds transfer to your bank. For instructions, please contact your sales representative.

RiverSource Survivorship Variable Universal Life Insurance — Summary Prospectus    17

Fee Tables
The following tables describe the fees and expenses that you will pay when buying, owning and surrendering or making withdrawals from the policy. Please refer to your Policy Data page for information about the specific fees you will pay each year based on the options you have elected.
The first table describes the fees and expenses that you will pay at the time that you buy the policy, surrender or make withdrawals from the policy or transfer cash value between investment options.
Transaction Fees
CHARGE	WHEN CHARGE IS DEDUCTED	AMOUNT DEDUCTED
Maximum Sales Charge Imposed on Premiums (Load)(a)	When you pay premium.	6% of each premium payment.

Premium Taxes	When you pay premium as part of the premium expense charge.	A portion of the premium expense charge is used to pay state premium taxes imposed on us by state and governmental subdivisions. See discussion under “Premium Expense Charge.”

Maximum Deferred Sales Charge (Load)(b)	When you surrender your policy for its full Cash Surrender Value, or the policy Lapses, during the first ten years and for ten years after requesting an increase in the Specified Amount.	Rate per $1,000 of initial Specified Amount:
Minimum: $7.3347 — Female, Standard NonTobacco, Insurance Age 20; Male, Standard NonTobacco, Insurance Age 85.
Maximum: $42.8280 – Female, Standard Tobacco, Insurance Age 72; Male, Standard Tobacco, Insurance Age 72.
Representative Insured: $20.2079 – Female, Super Preferred, Nontobacco, Age 55; Male, Standard Nontobacco, Insurance Age 55.

Other Surrender Fees(c)	When you surrender part of the value of your policy.	The lesser of:
• $25; or
• 2% of the amount surrendered.

Transfer Fees	N/A	N/A

Fees for Express Mail and Electronic Fund Transfers of Loan or Surrender Proceeds	When you take a loan or surrender and proceeds are sent by express mail or electronic fund transfer.	• $30 — United States.
• $35 — International.

Interest Rate on Loans	Charged daily and due at the end of the policy year.	• 3% for policy years 1-10;
• 1.00% for policy years 11+

Overloan Protection Benefit (OPB)	Upon exercise of benefit.	3% of the Policy Value

Policy Split Option Rider (PSO)	Upon exercise of the benefit.	$250

(a)	We call this the premium expense charge in other places in this prospectus.
(b)	We call this a Surrender Charge in other places in this prospectus, and it is level for the first five policy years and then it decreases monthly until it reaches $0 at the end of year 10. This charge varies based on individual characteristics. The charges shown in the table may not be representative of the charge you will pay. For information about the charge you would pay, contact your sales representative or RiverSource Life at the address or telephone number shown on the first page of this prospectus.
(c)	We call this the partial Surrender Charge in other places in this prospectus.

18    RiverSource Survivorship Variable Universal Life Insurance — Summary Prospectus

The next table describes the fees and expenses that you will pay periodically during the time that you own the policy, not including Fund fees and expenses.
Periodic Charges Other than Annual Fund Expenses
CHARGE	WHEN CHARGE IS DEDUCTED	AMOUNT DEDUCTED
Policy Fee		$10 per month for initial Specified Amounts below $2,000,000.

Cost of Insurance Charge(a)	Monthly.	Monthly rate per $1,000 of Net Amount at Risk:
Minimum: $0.00000027 — Female, Super Preferred, Nontobacco Insurance Age 20; Female, Super Preferred, Nontobacco, Insurance Age 20; Duration 1.
Maximum: $49.0033215 — Male, Standard Tobacco, Insurance Age 85; Male, Standard Tobacco, Insurance Age 85, Duration 35.

Representative Insured: $0.0000147 – Female, Super Preferred, Nontobacco, Insurance Age 55; Male, Standard, Nontobacco, Age 55: Duration 1.

Administrative Charge(a)	Monthly.	Rate per $1,000 of initial Specified Amount:
Minimum: $0.056 — Female, Super Preferred Nontobacco, Insurance Age 20; Female, Super Preferred Nontobacco, Insurance Age 20; Durations 1-10.
Maximum: $1.556; Male, Standard Tobacco, Age 85; Male, Standard Tobacco, Insurance Age 85; Durations 1-10

Representative Insured: Female, Super Preferred Nontobacco, Age 55; Male, Standard Nontobacco, Insurance Age 55.
Current: $0.252 per month, Durations 1-10.

Indexed Account Charge(b)	Monthly.	Annual rate of 0.60% applied monthly.

Mortality and Expense Risk Charge	Monthly.	Annual rate of 0.00% applied monthly to the Variable Account Value.

Optional Benefit Charges:

(a)	This charge varies based on individual characteristics. The charges shown in the table may not be representative of the charge you will pay. For information about the charge you would pay, contact your sales representative or RiverSource Life at the address or telephone number shown on the first page of this prospectus.
(b)	The Indexed Account charge is equal to the sum of the charges for all Indexed Accounts. The charge for an Indexed Account is equal to the current Indexed Account charge for that Indexed Account multiplied by the sum of the Segment values corresponding to that Indexed Account as of the Monthly Date.

RiverSource Survivorship Variable Universal Life Insurance — Summary Prospectus    19

Periodic Charges Other than Annual Fund Expenses (continued)
CHARGE	WHEN CHARGE IS DEDUCTED	AMOUNT DEDUCTED
Accounting Value Increase Rider (AVIR)(a)	Monthly.	Monthly rate per $1,000 of Specified Amount:
Minimum: $0.0329 — Female, Nontobacco, Insurance Age 85; Male Nontobacco, Insurance Age 85.
Maximum: $0.0475 — Female, Nontobacco, Insurance Ages 35-55; Male Nontobacco, Insurance Ages 35-55.

Representative Insured: $0.0475 — Female, Nontobacco, Age 55; Male, Nontobacco, Insurance Age 55.

Four-Year Term Insurance Rider (FYT)(a)(b)	Monthly.	Monthly rate per $1,000 of Net Amount at Risk:
Minimum: $0.00000027 — Female, Super Preferred, Nontobacco, Insurance Age 20; Female, Super Preferred, Nontobacco, Insurance Age 20, Duration 1.
Maximum: $2.3592616 — Male, Standard Tobacco, Insurance Age 85; Male, Standard Tobacco, Insurance Age 85; Duration 4.

Representative Insured: $0.0000147 – Female, Super Preferred Nontobacco, Insurance Age 55; Male, Standard Nontobacco, Age 55; Duration 1.

(a)	This charge varies based on individual characteristics. The charges shown in the table may not be representative of the charge you will pay. For information about the charge you would pay, contact your sales representative or RiverSource Life at the address or telephone number shown on the first page of this prospectus.
(b)	This rider will terminate if one of the following circumstances occurs: (1) four-year Anniversary date shown in the policy; or (2) if the PSO rider is exercised.

20    RiverSource Survivorship Variable Universal Life Insurance — Summary Prospectus

Total Annual Operating Expenses of the Funds
The next table provides the minimum and maximum total operating expenses charged by the underlying Funds that you may pay periodically during the time that you own the policy. A complete list of Funds available under the policy, including their annual expenses, may be found at the back of this document.
Total Annual Fund Expenses	Minimum(%)	Maximum(%)
(expenses deducted from the fund assets, including management fees, distribution and/or service (12b-1) fees and other expenses)	0.26	4.14

RiverSource Survivorship Variable Universal Life Insurance — Summary Prospectus    21

Appendix A: Funds Available Under the Contract
The following is a list of funds available under the contract. More information about the funds is available in the prospectuses for the funds, which may be amended from time to time and can be found online at [    ]. You can also request this information at no cost by calling [    ] or by sending an email request to [    ].
The current expenses and performance information below reflects fee and expenses of the funds, but do not reflect the other fees and expenses that your contract may charge. Expenses would be higher and performance would be lower if these other charges were included. Each fund’s past performance is not necessarily an indication of future performance.
Investment Objective	Fund Adviser/Sub-Adviser	Current Expenses Ratio [NET] (%)	Average Annual Total Returns (as of 12/31/2020)
			1 Year	5 Year	10 Year
Seeks long-term growth of capital	AB VPS Large Cap Growth Portfolio (Class A) AllianceBernstein L.P.	0.67	35.48	20.45	17.43
The Portfolio seeks investment results that correspond (before fees and expenses) generally to the price and yield performance of its underlying index, the Alerian Midstream Energy Select Index (the "Index").	ALPS | Alerian Energy Infrastructure Portfolio: Class I ALPS Advisors, Inc.	0.95	-24.85	0.78	-
Seeks long-term capital growth. Income is a secondary objective.	American Century VP Value, Class IAmerican Century Investment Management, Inc.	0.73	0.98	8.83	9.73
Seeks high total investment return.	BlackRock Global Allocation V.I. Fund (Class I) BlackRock Advisors, LLC	0.76	21.00	9.42	6.86
Seeks maximum total investment return through a combination of capital growth and current income.	Columbia Variable Portfolio - Balanced Fund (Class 1) Columbia Management Investment Advisers, LLC	0.76	17.77	10.78	10.29
Seeks to provide shareholders with total return.	Columbia Variable Portfolio - Commodity Strategy Fund (Class 1) Columbia Management Investment Advisers, LLC	0.70	-1.29	1.06	-
Seeks total return, consisting of long-term capital appreciation and current income.	Columbia Variable Portfolio - Contrarian Core Fund (Class 1) Columbia Management Investment Advisers, LLC	0.73	22.35	14.45	-
Seeks to provide shareholders with capital appreciation.	Columbia Variable Portfolio - Disciplined Core Fund (Class 1) Columbia Management Investment Advisers, LLC	0.66	14.12	13.03	13.19
Seeks to provide shareholders with a high level of current income and, as a secondary objective, steady growth of capital.	Columbia Variable Portfolio - Dividend Opportunity Fund (Class 1) Columbia Management Investment Advisers, LLC	0.74	1.15	8.99	8.54

22    RiverSource Survivorship Variable Universal Life Insurance — Summary Prospectus

Investment Objective	Fund Adviser/Sub-Adviser	Current Expenses Ratio [NET] (%)	Average Annual Total Returns (as of 12/31/2020)
			1 Year	5 Year	10 Year
Non-diversified fund that seeks to provide shareholders with high total return through current income and, secondarily, through capital appreciation.	Columbia Variable Portfolio - Emerging Markets Bond Fund (Class 1) Columbia Management Investment Advisers, LLC	0.74	7.43	6.92	-
Seeks to provide shareholders with long-term capital growth.	Columbia Variable Portfolio - Emerging Markets Fund (Class 1) Columbia Management Investment Advisers, LLC	1.14	33.61	16.39	5.98
Seeks to provide shareholders with maximum current income consistent with liquidity and stability of principal.	Columbia Variable Portfolio - Government Money Market Fund (Class 1) Columbia Management Investment Advisers, LLC	0.45	0.31	0.83	0.42
Seeks to provide shareholders with high current income as its primary objective and, as its secondary objective, capital growth.	Columbia Variable Portfolio - High Yield Bond Fund (Class 1) Columbia Management Investment Advisers, LLC	0.67	6.67	7.41	6.69
Seeks to provide shareholders with a high total return through current income and capital appreciation.	Columbia Variable Portfolio - Income Opportunities Fund (Class 1) Columbia Management Investment Advisers, LLC	0.64	5.90	7.01	6.39
Seeks to provide shareholders with a high level of current income while attempting to conserve the value of the investment for the longest period of time.	Columbia Variable Portfolio - Intermediate Bond Fund (Class 1) Columbia Management Investment Advisers, LLC	0.49	12.58	6.07	4.79
Seeks to provide shareholders with long-term capital growth.	Columbia Variable Portfolio - Large Cap Growth Fund (Class 1) Columbia Management Investment Advisers, LLC	0.73	34.74	17.94	15.76
Seeks to provide shareholders with long-term capital appreciation.	Columbia Variable Portfolio - Large Cap Index Fund (Class 1)Columbia Management Investment Advisers, LLC	0.26	18.03	14.86	13.51
Seeks to provide shareholders with a level of current income consistent with preservation of capital.	Columbia Variable Portfolio - Limited Duration Credit Fund (Class 1) Columbia Management Investment Advisers, LLC	0.48	5.90	4.25	2.94
Seeks total return, consisting of current income and capital appreciation.	Columbia Variable Portfolio - Long Government/Credit Bond Fund (Class 1) Columbia Management Investment Advisers, LLC	0.50	17.25	8.85	-

RiverSource Survivorship Variable Universal Life Insurance — Summary Prospectus    23

Investment Objective	Fund Adviser/Sub-Adviser	Current Expenses Ratio [NET] (%)	Average Annual Total Returns (as of 12/31/2020)
			1 Year	5 Year	10 Year
Seeks to provide shareholders with growth of capital.	Columbia Variable Portfolio - Mid Cap Growth Fund (Class 1) Columbia Management Investment Advisers, LLC	0.84	35.42	17.01	11.94
Seeks to provide shareholders with capital appreciation.	Columbia Variable Portfolio - Overseas Core Fund (Class 1) Columbia Management Investment Advisers, LLC	0.84	9.12	6.47	5.23
Seeks to provide shareholders with long-term growth of capital.	Columbia Variable Portfolio - Select Large Cap Value Fund (Class 1) Columbia Management Investment Advisers, LLC	0.71	7.08	11.57	11.43
Seeks to provide shareholders with long-term growth of capital.	Columbia Variable Portfolio - Select Mid Cap Value Fund (Class 1) Columbia Management Investment Advisers, LLC	0.83	7.48	9.72	9.78
Seeks to provide shareholders with long-term capital growth.	Columbia Variable Portfolio - Select Small Cap Value Fund (Class 1) Columbia Management Investment Advisers, LLC	0.85	9.19	7.53	9.02
Seeks total return, consisting of current income and capital appreciation.	Columbia Variable Portfolio - Strategic Income Fund (Class 1) Columbia Management Investment Advisers, LLC	0.69	6.82	6.40	5.28
Seeks to provide shareholders with current income as its primary objective and, as its secondary objective, preservation of capital.	Columbia Variable Portfolio - U.S. Government Mortgage Fund (Class 1) Columbia Management Investment Advisers, LLC	0.46	5.09	3.93	2.81
Seeks to provide shareholders with a high level of current income.	CTIVP ® - American Century Diversified Bond Fund (Class 1) Columbia Management Investment Advisers, LLC, adviser; American Century Investment Management, Inc., subadviser.	0.49	8.55	5.09	4.12
Non-diversified fund that seeks to provide shareholders with total return that exceeds the rate of inflation over the long term.	CTIVP ® - BlackRock Global Inflation-Protected Securities Fund (Class 1) Columbia Management Investment Advisers, LLC, adviser; BlackRock Financial Management, Inc., subadviser; BlackRock International Limited, sub-subadviser.	0.60	9.37	5.59	4.48
Seeks to provide shareholders with current income and capital appreciation.	CTIVP ® - CenterSquare Real Estate Fund (Class 1) Columbia Management Investment Advisers, LLC, adviser; CenterSquare Investment Management LLC, subadviser.	0.79	-4.87	4.80	5.72
Seeks to provide shareholders with long-term capital growth.	CTIVP ® - Loomis Sayles Growth Fund (Class 1) Columbia Management Investment Advisers, LLC, adviser; Loomis, Sayles & Company, L.P., subadviser.	0.69	31.93	19.01	15.90

24    RiverSource Survivorship Variable Universal Life Insurance — Summary Prospectus

Investment Objective	Fund Adviser/Sub-Adviser	Current Expenses Ratio [NET] (%)	Average Annual Total Returns (as of 12/31/2020)
			1 Year	5 Year	10 Year
Seeks to provide shareholders with long-term capital growth.	CTIVP ® - MFS® Value Fund (Class 1) Columbia Management Investment Advisers, LLC, adviser; Massachusetts Financial Services Company, subadviser.	0.71	3.57	10.17	10.87
Seeks to provide shareholders with long-term capital growth.	CTIVP ® - Morgan Stanley Advantage Fund (Class 1) Columbia Management Investment Advisers, LLC, adviser; Morgan Stanley Investment Management Inc., subadviser.	0.68	75.91	25.81	17.90
Seeks to provide shareholders with long-term growth of capital and income.	CTIVP ® - T. Rowe Price Large Cap Value Fund (Class 1) Columbia Management Investment Advisers, LLC, adviser; T. Rowe Price Associates, Inc., subadviser.	0.70	2.67	9.40	9.10
Seeks to provide shareholders with total return through current income and capital appreciation.	CTIVP ® - TCW Core Plus Bond Fund (Class 1) Columbia Management Investment Advisers, LLC, adviser; TCW Investment Management Company LLC, subadviser.	0.49	8.88	4.69	3.42
Seeks to provide shareholders with long-term growth of capital.	CTIVP ® - Victory Sycamore Established Value Fund (Class 1) Columbia Management Investment Advisers, LLC, adviser; Wells Capital Management Incorporated, subadviser.	0.79	8.05	11.77	11.35
Seeks to provide shareholders with current income consistent with capital preservation.	CTIVP ® - Wells Fargo Short Duration Government Fund (Class 1) Columbia Management Investment Advisers, LLC, adviser; Wells Capital Management Incorporated, subadviser.	0.44	3.73	2.01	1.55
Seeks to provide shareholders with long-term capital growth.	CTIVP ® - Westfield Mid Cap Growth Fund (Class 1) Columbia Management Investment Advisers, LLC, adviser; Westfield Capital Management Company, L.P., subadviser.	0.83	27.50	17.42	13.70
Seeks capital appreciation.	DWS Alternative Asset Allocation VIP, Class A DWS Investment Management Americas Inc., adviser; RREEF America L.L.C., subadvisor.	0.80	5.71	4.50	2.66
Seeks long-term capital appreciation. Normally invests primarily in common stocks. Invests in securities of companies whose value FMR believes is not fully recognized by the public. Invests in either "growth" stocks or "value" stocks or both. The fund i	Fidelity ® VIP Contrafund® Portfolio Initial Class Fidelity Management & Research Company (FMR) (the Adviser) is the fund's manager.	0.61	30.57	16.19	13.52

RiverSource Survivorship Variable Universal Life Insurance — Summary Prospectus    25

Investment Objective	Fund Adviser/Sub-Adviser	Current Expenses Ratio [NET] (%)	Average Annual Total Returns (as of 12/31/2020)
			1 Year	5 Year	10 Year
Seeks long-term growth of capital. Normally invests primarily in common stocks. Normally invests at least 80% of assets in securities of companies with medium market capitalizations. May invest in companies with smaller or larger market capitalizations.	Fidelity ® VIP Mid Cap Portfolio Initial Class Fidelity Management & Research Company (FMR) (the Adviser) is the fund's manager.	0.62	18.19	11.07	9.50
Seeks a high level of current income and may also seek capital appreciation.	Fidelity ® VIP Strategic Income Portfolio Initial Class Fidelity Management & Research Company (FMR) (the Adviser) is the fund's manager.	0.67	7.52	6.27	4.83
Seeks to maximize income while maintaining prospects for capital appreciation. Under normal market conditions, the fund invests in a diversified portfolio of equity and debt securities.	Franklin Income VIP Fund - Class 1 Franklin Advisers, Inc.	0.47	0.97	7.22	6.25
Seeks capital appreciation, with income as a secondary goal. Under normal market conditions, the fund invests primarily in U.S. and foreign equity securities that the investment manager believes are undervalued.	Franklin Mutual Shares VIP Fund - Class 1 Franklin Mutual Advisers, LLC	0.73	-4.85	6.15	7.26
Seeks long-term total return. Under normal market conditions, the fund invests at least 80% of its net assets in investments of small capitalization companies.	Franklin Small Cap Value VIP Fund - Class 1 Franklin Mutual Advisers, LLC	0.68	5.41	11.05	9.48
Seeks total return with a low to moderate correlation to traditional financial market indices.	Invesco V.I. Balanced-Risk Allocation Fund, Series I Shares Invesco Advisers, Inc.	0.80	10.22	7.87	6.39
Seeks capital appreciation.	Invesco V.I. Global Fund, Series I Shares (previously Invesco Oppenheimer V.I. Global Fund, Series I Shares) Invesco Advisers, Inc.	0.77	27.64	14.84	11.64

26    RiverSource Survivorship Variable Universal Life Insurance — Summary Prospectus

Investment Objective	Fund Adviser/Sub-Adviser	Current Expenses Ratio [NET] (%)	Average Annual Total Returns (as of 12/31/2020)
			1 Year	5 Year	10 Year
Seeks total return.	Invesco V.I. Global Strategic Income Fund, Series I Shares (previously Invesco Oppenheimer V.I. Global Strategic Income Fund, Series I Shares) Invesco Advisers, Inc.	0.91	3.40	4.40	3.61
Seeks capital appreciation.	Invesco V.I. Main Street Small Cap Fund®, Series I Shares (previously Invesco Oppenheimer V.I. Main Street Small Cap Fund®, Series I Shares) Invesco Advisers, Inc.	0.80	19.93	12.88	12.13
Seeks long-term capital growth, consistent with preservation of capital and balanced by current income.	Janus Henderson Balanced Portfolio: Institutional Shares Janus Capital Management LLC	0.62	14.31	11.81	10.23
Seeks to obtain maximum total return, consistent with preservation of capital.	Janus Henderson Flexible Bond Portfolio: Institutional Shares Janus Capital Management LLC	0.58	10.48	4.94	4.45
Seeks long-term growth of capital.	Janus Henderson Research Portfolio: Institutional Shares Janus Capital Management LLC	0.60	32.95	17.67	14.67
Seeks long-term capital appreciation.	Lazard Retirement Global Dynamic Multi-Asset Portfolio - Investor Shares Lazard Asset Management, LLC	0.90	0.96	6.71	-
Seeks total return.	MFS ® Utilities Series - Initial Class Massachusetts Financial Services Company	0.79	5.90	11.37	9.20
The Fund seeks long-term capital growth by investing primarily in common stocks and other equity securities.	Morgan Stanley VIF Discovery Portfolio, Class I Shares (not available to new investors on or after April 5, 2021)	0.95	152.30	37.70	20.76
Seeks long-term growth of capital by investing primarily in securities of companies that meet the Fund's environmental, social and governance (ESG) criteria.	Neuberger Berman AMT Sustainable Equity Portfolio (Class I) Neuberger Berman Investment Advisers LLC	0.92	19.56	13.05	11.62
Seeks maximum real return, consistent with preservation of real capital and prudent investment management.	PIMCO VIT All Asset Portfolio, Institutional Class Pacific Investment Management Company LLC	1.13	8.17	8.10	4.80
Seeks maximum total return, consistent with preservation of capital and prudent investment management.	PIMCO VIT Total Return Portfolio, Institutional Class Pacific Investment Management Company LLC (PIMCO)	0.54	8.81	4.91	4.09

RiverSource Survivorship Variable Universal Life Insurance — Summary Prospectus    27

Investment Objective	Fund Adviser/Sub-Adviser	Current Expenses Ratio [NET] (%)	Average Annual Total Returns (as of 12/31/2020)
			1 Year	5 Year	10 Year
Seeks high current income, consistent with preservation of capital, with capital appreciation as a secondary consideration. Under normal market conditions, the fund invests at least 80% of its net assets in debt securities of any maturity.	Templeton Global Bond VIP Fund - Class 1 Franklin Advisers, Inc.	0.49	-5.07	0.91	1.81
Seeks to provide a high level of total return that is consistent with an aggressive level of risk.	Variable Portfolio - Aggressive Portfolio (Class 1) Columbia Management Investment Advisers, LLC	0.80	15.30	10.09	8.46
Seeks to provide a high level of total return that is consistent with a conservative level of risk.	Variable Portfolio - Conservative Portfolio (Class 1) Columbia Management Investment Advisers, LLC	0.65	9.55	5.58	4.55
Pursues total return while seeking to manage the Fund's exposure to equity market volatility.	Variable Portfolio - Managed Volatility Conservative Fund (Class 1) Columbia Management Investment Advisers, LLC	0.70	8.35	5.66	-
Pursues total return while seeking to manage the Fund's exposure to equity market volatility.	Variable Portfolio - Managed Volatility Conservative Growth Fund (Class 1) Columbia Management Investment Advisers, LLC	0.74	9.35	6.54	-
Pursues total return while seeking to manage the Fund's exposure to equity market volatility.	Variable Portfolio - Managed Volatility Growth Fund (Class 1) Columbia Management Investment Advisers, LLC	0.77	11.56	8.18	-
Pursues total return while seeking to manage the Fund's exposure to equity market volatility.	Variable Portfolio - Managed Volatility Moderate Growth Fund (Class 1) Columbia Management Investment Advisers, LLC	0.72	10.63	7.47	-
Seeks to provide a high level of total return that is consistent with a moderate level of risk.	Variable Portfolio - Moderate Portfolio (Class 1) Columbia Management Investment Advisers, LLC	0.71	13.12	8.05	6.66
Seeks to provide a high level of total return that is consistent with a moderately aggressive level of risk.	Variable Portfolio - Moderately Aggressive Portfolio (Class 1) Columbia Management Investment Advisers, LLC	0.77	14.26	9.09	7.55

28    RiverSource Survivorship Variable Universal Life Insurance — Summary Prospectus

Investment Objective	Fund Adviser/Sub-Adviser	Current Expenses Ratio [NET] (%)	Average Annual Total Returns (as of 12/31/2020)
			1 Year	5 Year	10 Year
Seeks to provide a high level of total return that is consistent with a moderately conservative level of risk.	Variable Portfolio - Moderately Conservative Portfolio (Class 1) Columbia Management Investment Advisers, LLC	0.68	11.28	6.79	5.59
Seeks to provide shareholders with a high level of current income while conserving the value of the investment for the longest period of time.	Variable Portfolio - Partners Core Bond Fund (Class 1) Columbia Management Investment Advisers, LLC, adviser; J.P. Morgan Investment Management Inc. and Wells Capital Management Incorporated, subadvisers.	0.48	8.27	4.51	3.80
Seeks to provide shareholders with long-term capital growth.	Variable Portfolio - Partners Core Equity Fund (Class 1) Columbia Management Investment Advisers, LLC, adviser; J.P. Morgan Investment Management Inc. and T. Rowe Price Associates, Inc., subadvisers.	0.68	17.02	12.50	10.81
Seeks to provide shareholders with long-term growth of capital.	Variable Portfolio - Partners International Core Equity Fund (Class 1) Columbia Management Investment Advisers, LLC, adviser; Schroder Investment Management North America Inc. (SIMNA Inc.), together with its affiliate, Schroder Investment Management North America Limited (SIMNA Ltd. and together with SIMNA Inc., Schroders), subadviser.	0.80	11.16	5.50	4.54
Seeks to provide shareholders with long-term capital growth.	Variable Portfolio - Partners International Growth Fund (Class 1) Columbia Management Investment Advisers LLC, adviser; William Blair Investment Management, LLC and Walter Scott & Partners Limited, subadvisers.	0.87	22.62	9.05	6.84
Seeks to provide shareholders with long-term capital growth.	Variable Portfolio - Partners International Value Fund (Class 1) Columbia Management Investment Advisers, LLC, adviser; Pzena Investment Management, LLC and Thompson, Siegel & Walmsley LLC, subadvisers.	0.84	-3.82	4.18	1.76
Seeks to provide shareholders with long-term capital growth.	Variable Portfolio - Partners Small Cap Growth Fund (Class 1) Columbia Management Investment Advisers, LLC, adviser; Scout Investments, Inc. and Wells Capital Management Incorporated, subadvisers.	0.87	38.77	15.24	11.58
Seeks to provide shareholders with long-term capital appreciation.	Variable Portfolio - Partners Small Cap Value Fund (Class 1) Columbia Management Investment Advisers, LLC, adviser; Segall Bryant & Hamill, LLC and William Blair Investment Management, LLC (William Blair), together with Investment Counselors of Maryland, LLC (ICM and together with William Blair, William Blair Subadvisers), subadvisers.	0.88	4.27	7.79	7.08

RiverSource Survivorship Variable Universal Life Insurance — Summary Prospectus    29

Investment Objective	Fund Adviser/Sub-Adviser	Current Expenses Ratio [NET] (%)	Average Annual Total Returns (as of 12/31/2020)
			1 Year	5 Year	10 Year
Pursues total return while seeking to manage the Fund's exposure to equity market volatility.	Variable Portfolio - U.S. Flexible Conservative Growth Fund (Class 1) Columbia Management Investment Advisers, LLC	0.70	6.18	-	-
Pursues total return while seeking to manage the Fund's exposure to equity market volatility.	Variable Portfolio - U.S. Flexible Growth Fund (Class 1) Columbia Management Investment Advisers, LLC	0.70	5.07	-	-
Pursues total return while seeking to manage the Fund's exposure to equity market volatility.	Variable Portfolio - U.S. Flexible Moderate Growth Fund (Class 1) Columbia Management Investment Advisers, LLC	0.70	5.74	-	-
Seeks long-term capital appreciation.	Wells Fargo VT Opportunity Fund - Class 1 Wells Fargo Funds Management, LLC, adviser; Wells Capital Management Inc., sub-adviser.	0.75	21.32	15.12	12.05
Seeks long-term capital appreciation.	Wells Fargo VT Small Cap Growth Fund - Class 1 Wells Fargo Funds Management, LLC, adviser; Wells Capital Management Inc., sub-adviser.	0.93	58.09	22.35	15.11
Seeks to maximize total return.	Western Asset Variable Global High Yield Bond Portfolio - Class I Legg Mason Partners Fund Adviser, LLC; Western Asset Management Company, LLC, Western Asset Management Company Limited & Western Asset Management Pte. Ltd., sub-advisors.	0.84	7.32	8.18	5.82

30    RiverSource Survivorship Variable Universal Life Insurance — Summary Prospectus

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Additional information about RiverSource Variable Life Separate Account (Registrant) is included in the SAI. The SAI and personal illustrations of death benefits, Cash Surrender Values, and Policy Values are available, without charge, upon request. To request the SAI or a personal illustration, or for other inquiries about the policies, contact your sales representative or RiverSource Life Insurance Company at the telephone number and address listed below. The SAI dated the same date as this prospectus, is incorporated by reference into this prospectus.
You may review and copy information about the Registrant, including the SAI, at the SEC’s Public Reference Room in Washington, D.C. (for information about the public reference room call 1-202-942-8090). Reports and other information about the Registrant are available on the EDGAR Database on the SEC’s Internet site at www.sec.gov. Copies of this information may be obtained, after paying a duplicating fee, by electronic request at the following E-mail address: publicinfo@sec.gov, or by writing to the Public Reference Section of the SEC, 100 F St. N.E., Washington, D.C. 20549-8629.
Investment Company Act File To be filed by Amendment.
RiverSource Distributors, Inc. (Distributor), Member FINRA. Issued by RiverSource Life Insurance Company, Minneapolis, Minnesota. Affiliated with Ameriprise Financial Services, LLC.
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RiverSource Life Insurance Company
70100 Ameriprise Financial Center
Minneapolis, MN 55474
1-800-862-7919
S-6765 A (12/21)